Exhibit 10.30
KRATON PERFORMANCE POLYMERS, INC.
CASH AWARD AGREEMENT
This Cash Award Agreement (this “Agreement”) is made effective as of [•], 2016 (the “Grant Date”) between Kraton Performance Polymers, Inc. (the “Company”) and you (the “Participant”), subject to the Participant’s execution of this Agreement.
1.Cash Award. Pursuant to, and subject to, the vesting and other terms and conditions of this Agreement, the Company grants to the Participant a cash award of $[•] (the “Cash Award”).
2.Vesting Date; Payment. The Cash Award shall become vested on the second anniversary of the Grant Date, or, if earlier, the date of the Participant’s employment is terminated by the Company or its affiliate without Cause or due to Disability (as such term is defined in the Company’s long-term disability plan) or death (as applicable, the “Vesting Date”); provided; however, that the Participant remains continuously employed by the Company through the Vesting Date. Notwithstanding the foregoing, if (i) within the two-year period following the Grant Date a “Change in Control” (as such term is defined in the Company’s 2009 Equity Incentive Plan) occurs and (ii) within the one-year period following such Change in Control the Participant’s employment is terminated by the Company or its affiliate without Cause, then the Cash Award shall immediately vest as of the effective date of such termination of the Participant’s employment and such date shall be a Vesting Date. The Company shall pay the Cash Award to the Participant in a lump sum cash payment on the Vesting Date, less the amount of all federal, state and local taxes required to be withheld by the Company, as determined by the Company.
For purposes of this Agreement, “Cause” means (i) a material breach by the Participant of any of the Participant’s obligations under any written agreement with the Company or any of its affiliates, (ii) a material violation by the Participant of any of the Company’s policies, procedures, rules and regulations applicable to employees generally or to employees at your grade level, in each case, as they may be amended from time to time in the Company’s sole discretion; (iii) the failure by the Participant to reasonably and substantially perform his or her duties to the Company or its affiliates (other than as a result of physical or mental illness or injury); (iv) the Participant’s willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the business, reputation or prospects of the Company or any of its affiliates; (v) the Participant’s fraud or misappropriation of funds; or (vi) the commission by the Participant of a felony or other serious crime involving moral turpitude; provided that if the Participant is a party to an employment agreement with the Company or its affiliate (an “Employment Agreement”) at the time of his or her termination of employment and such Employment Agreement contains a different definition of “cause” (or any derivation thereof), the definition in such Employment Agreement will control for purposes of this Agreement.
3.Forfeiture. If the Cash Award has not become vested pursuant to Section 2 of this Agreement as of the date the Participant’s employment is terminated, then the Cash Award shall expire and shall immediately be forfeited on such termination date.
4.Integration. This Agreement contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter of this Agreement.
5.Administration; Governing Law; Jurisdiction and Venue. This Agreement shall be administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”) and governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to the provisions governing conflict of laws. Venue for any dispute arising hereunder shall lie exclusively in the state and/or federal courts of Harris County, Texas and the Southern District of Texas, Houston Division, respectively. The Participant acknowledges that all decisions, determinations and interpretations of the Committee in respect of this Agreement and the Cash Award shall be final and conclusive.
6.Participant Employment. Nothing contained in this Agreement, and no action of the Company or the Committee with respect hereto, shall confer or be construed to confer on the Participant any right to continue in the employ of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any employing Subsidiary to terminate the Participant’s employment at any time, with or without cause; subject, however, to the provisions of any employment agreement between the Participant and the Company or any Subsidiary.

7.Section 409A. Payments under this Agreement are designed to be made in a manner that is exempt from Section 409A of the Internal Revenue Code of 1986, as amended, as a “short-term deferral,” and the provisions of this Agreement will be administered, interpreted and construed accordingly (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).
In witness whereof, the parties have executed this Agreement effective as of the Grant Date.

KRATON PERFORMANCE POLYMERS, INC.

By
Name:
Title:

Agreed and Acknowledged BY Participant

[Name]